Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-248442, 333-218592, 333-197024 and 333-272207) on Form S-8 and the Registration Statements on Form S-3 (Registration Nos. 333-128958 and 333-274177) of Mid Penn Bancorp, Inc. of our report dated September 5, 2024, on our audit of the consolidated financial statements of William Penn Bancorporation as of June 20, 2024 and 2023, and for each of the years then ended. We also consent to the reference to our firm under the caption “Experts” in a prospectus supplement to Registration Statement on Form S-3 (Registration No. 333-274177).

Cranberry Township, Pennsylvania

November 1, 2024